                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                         LG&E ENERGY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

   [LOGO]

                                                                  March 26, 1999

Dear LG&E Energy Corp. shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of LG&E Energy Corp. to be held Wednesday, April 21, 1999, at 10:00 a.m., E.D.T. at the Kentucky Center for the Arts, 501 West Main Street, Louisville, Kentucky.

    Business items to be acted upon at the Annual Meeting are the election of nine directors, the approval of Arthur Andersen LLP as independent auditors of the Company for 1999, the amendment of LG&E Energy's Omnibus Long-Term Incentive Plan and the transaction of any other business properly brought before the meeting. Additionally, we will report on the progress of LG&E Energy, and shareholders will have the opportunity to present questions of general interest.

    We encourage you to read the proxy statement carefully and complete, sign and return your proxy in the envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your proxy and changing your vote at the meeting, if you are present and choose to do so.

    If you plan to attend the Annual Meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. If you wish to attend the meeting but do not have an Admission Ticket, you will be admitted to the meeting after presenting personal identification and evidence of ownership.

    The directors and officers of LG&E Energy appreciate your continuing interest in the business of LG&E Energy. We hope you can join us at the meeting.

                                          Sincerely,

                                          [SIGNATURE]

                                          Roger W. Hale
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

   [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of LG&E Energy Corp. ("LG&E Energy"), a Kentucky corporation, will be held at the Kentucky Center for the Arts, 501 West Main Street, Louisville, Kentucky, on Wednesday April 21, 1999, at 10:00 a.m., E.D.T. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

    1. A proposal to elect nine directors, five for three-year terms expiring in 2002, two for two-year terms expiring in 2001 and two for one-year terms expiring in 2000;

    2. A proposal to approve and ratify the appointment of Arthur Andersen LLP as independent auditors of LG&E Energy for 1999;

    3. A proposal to amend the LG&E Energy Corp. Omnibus Long-Term Incentive Plan, including authorizing the issuance of additional shares of Common Stock thereunder; and

    4.  Such other business as may properly come before the meeting.

    The close of business on February 16, 1999, has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE AS SOON AS POSSIBLE. Your cooperation in signing and promptly returning your proxy is greatly appreciated.

                                          By Order of the Board of Directors,
                                          John R. McCall, Secretary
                                          LG&E Energy Corp.
                                          220 West Main Street
                                          Louisville, Kentucky 40202

March 26, 1999

                                PROXY STATEMENT
                              --------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 1999

                             ----------------------

    The Board of Directors of LG&E Energy Corp. ("LG&E Energy" or the "Company") hereby solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the Annual Meeting of Shareholders to be held April 21, 1999, and at any adjournment of such meeting. The meeting will be held at the Kentucky Center for the Arts, 501 West Main Street, Louisville, Kentucky. This proxy statement and the accompanying proxy were first mailed to shareholders on or about March 26, 1999.

    If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Also, please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. Shareholders who do not have an Admission Ticket, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

    At the close of business on February 16, 1999, the record date for the Annual Meeting, there were 129,677,030 shares of Common Stock of LG&E Energy outstanding and entitled to vote. LG&E Energy has no other outstanding voting securities. Owners of record of LG&E Energy Common Stock at the close of business on February 16, 1999, are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof. In addition, each shareholder has cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among two or more nominees. The persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

    You may revoke your proxy at any time before it is voted by giving written notice of its revocation to the Secretary of LG&E Energy, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person. Signing a proxy does not preclude you from attending the meeting in person.

    The Annual Report to Shareholders of LG&E Energy (the "Annual Report"), including financial statements, is enclosed with this proxy statement.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    The number of members of the Board of Directors of LG&E Energy is currently fixed at fourteen, pursuant to the Company's bylaws and resolutions adopted by the Board of Directors. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. Generally, one class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified. However, under Kentucky law, directors appointed to fill vacancies serve terms which expire at the next meeting of the shareholders at which directors are elected. These additional required elections are also discussed below.

    In May 1998, upon the closing of the merger (the "Merger") of KU Energy Corporation ("KU Energy") into the Company, the size of the Board of Directors was established at fifteen. In connection therewith, S. Gordon Dabney, Gene P. Gardner and Donald L. Swain, Ph.D. resigned from the Board of Directors and seven former KU Energy directors, Mira S. Ball, Carol M. Gatton, Frank V. Ramsey, Jr., William L. Rouse, Jr., Charles L. Shearer, Ph.D., Lee T. Todd, Jr., Ph.D. and Michael R. Whitley, were appointed to fill the vacancies created by the resignations and the increase in size of the Board. In December 1998, Mr. Whitley retired as a director and the Board adopted a resolution reducing its size to fourteen members.

    Shareholders may not vote for a number of nominees greater than the number of nominees named in this Proxy Statement. Procedures for reviewing and nominating candidates to the LG&E Energy Board of Directors are discussed in more detail in "Information Concerning the Board of Directors--Nominating and Governance Committee."

    At this Annual Meeting, the following nine persons are proposed for election to the Board of Directors:

    For three-year terms expiring at the 2002 Annual Meeting: Mira S. Ball, Roger W. Hale, David B. Lewis, Anne H. McNamara and Frank V. Ramsey, Jr.

    For two-year terms expiring at the 2001 Annual Meeting: Carol M. Gatton and Lee T. Todd, Jr.

    For one-year terms expiring at the 2000 Annual Meeting: William L. Rouse, Jr. and Charles L. Shearer.

    All of the nominees are presently directors of LG&E Energy, LG&E and Kentucky Utilities Company ("KU").

    The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented on the proxy cards returned to LG&E Energy will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

    Directors are elected by a plurality of the votes cast by the holders of LG&E Energy Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker nonvote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual's receiving a larger number of votes.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NINE NOMINEES FOR DIRECTOR.

                    INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following contains certain information as of February 16, 1999, concerning the nominees for director, as well as the directors whose terms of office continue after the 1999 Annual Meeting.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2002 ANNUAL MEETING OF
  SHAREHOLDERS

                       MIRA S. BALL (AGE 64)

                       Mrs. Ball has been Secretary-Treasurer and Chief Financial Officer of
    [PHOTO]            Ball Homes, Inc., a residential developer and property management company in Lexington, Kentucky, since August 1959. Mrs. Ball is a graduate of the University of Kentucky. Mrs. Ball has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1992.

                       ROGER W. HALE (AGE 55)
                       Mr. Hale has been a Director and Chairman of the Board and Chief
                       Executive Officer of LG&E Energy since August 1990. Mr. Hale served as
   [PHOTO3]            President of LG&E Energy from August 1990 to May 1998. Mr. Hale has also been Chief Executive Officer and a Director of LG&E since June
                       1989, Chairman of the Board of LG&E since February 1, 1990, and served as President of LG&E from June 1989 until January 1, 1992. Mr. Hale has been a Director and Chairman of the Board and Chief Executive Officer
                       of KU since May 1998. Prior to his coming to LG&E, Mr. Hale served as
                       Executive Vice President of Bell South Enterprises, Inc. Mr. Hale is a
                       graduate of the University of Maryland, and received a master's degree in management from the Massachusetts Institute of Technology, Sloan
                       School of Management. Mr. Hale is also a member of the Board of
                       Directors of Global TeleSystems Group, Inc. and H&R Block, Inc.

                       DAVID B. LEWIS (AGE 54)

                       Mr. Lewis is a founding partner of the law firm of Lewis & Munday, a
    [PHOTO]            Professional Corporation, in Detroit, Michigan. Since 1972, Mr. Lewis
                       has served as Chairman of the Board and a Director of the firm. Mr.
                       Lewis is a graduate of Oakland University and received his law degree from the University of Michigan Law School. He also received a master's degree in business administration from the University of Chicago
                       Graduate School of Business. Mr. Lewis has been a director of LG&E
                       Energy and LG&E since November 1992 and of KU since May 1998. Mr. Lewis is also a member of the Board of Directors of TRW, Inc., M.A. Hanna
                       Company and Comerica Bank, a subsidiary of Comerica Incorporated.

                       ANNE H. MCNAMARA (AGE 51)

                       Mrs. McNamara has been Senior Vice President and General Counsel of AMR
    [PHOTO]            Corporation and its subsidiary, American Airlines, Inc., since June
                       1988. Mrs. McNamara is a graduate of Vassar College, and received her law degree from Cornell University. She has been a director of LG&E
                       Energy and LG&E since November 1991 and of KU since May 1998. Mrs.
                       McNamara is also a member of the Board of Directors of The SABRE Group
                       Holdings, Inc.

                       FRANK V. RAMSEY, JR. (AGE 67)

                       Mr. Ramsey has been President and a Director of Dixon Bank, Dixon,
    [PHOTO]            Kentucky, since October 1972. Mr. Ramsey is a graduate of the
                       University of Kentucky. Mr. Ramsey has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1986.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2001 ANNUAL MEETING OF
  SHAREHOLDERS

                       CAROL M. GATTON (AGE 66)

                       Mr. Gatton has been Chairman and Director of Area Bancshares
    [PHOTO]            Corporation, an Owensboro, Kentucky bank holding company, since April
                       1976. Mr. Gatton is also owner of Bill Gatton Chevrolet-Cadillac-Isuzu in Bristol, Tennessee. Mr. Gatton is a graduate of the University of
                       Kentucky, and received a master's degree in business administration from the University of Pennsylvania, Wharton School of Business. Mr.
                       Gatton has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1996.

                       LEE T. TODD, JR., PH.D. (AGE 52)

                       Dr. Todd has been President and Chief Executive Officer and director of
    [PHOTO]            DataBeam Corporation, a Lexington, Kentucky high-technology firm, since
                       April 1976. Dr. Todd is a graduate of the University of Kentucky. He also received a master's degree and doctorate in electrical engineering from the Massachusetts Institute of Technology. Dr. Todd has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1995.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2000 ANNUAL MEETING OF
  SHAREHOLDERS

                       WILLIAM L. ROUSE, JR. (AGE 66)

                       Mr. Rouse was Chairman of the Board and Chief Executive Officer and
    [PHOTO]            director of First Security Corporation of Kentucky, an Owensboro,
                       Kentucky multi-bank holding company, prior to his retirement in 1992.
                       Mr. Rouse is a graduate of the University of Kentucky. Mr. Rouse has been a director of LG&E Energy and LG&E since May 1998 and of KU since
                       1989. Mr. Rouse is also a member of the Board of Directors of Ashland,
                       Incorporated and Kentucky-American Water Company, a subsidiary of
                       American Water Works Company, Inc.

                       CHARLES L. SHEARER, PH.D. (AGE 56)

                       Dr. Shearer has been President of Transylvania University since July
    [PHOTO]            1983. Dr. Shearer is a graduate of the University of Kentucky and received a master's degree in diplomacy and international commerce from that institution. He also received a master's degree and a doctorate in economics from Michigan State University. Dr. Shearer has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1987.

DIRECTORS WHOSE TERMS EXPIRE AT 2001 ANNUAL MEETING OF SHAREHOLDERS

                       OWSLEY BROWN II (AGE 56)

                       Mr. Brown has been the Chairman and Chief Executive Officer of Brown-
    [PHOTO]            Forman Corporation, a consumer products company, since July 1995, and was President of Brown-Forman Corporation from 1987 to 1995. Mr. Brown was first named Chief Executive Officer of Brown-Forman Corporation in
                       July 1994. Mr. Brown is a graduate of Yale University, and received his master's degree in business administration from Stanford University. He has been a director of LG&E Energy since August 1990, of LG&E since May
                       1989 and of KU since May 1998. Mr. Brown is also a member of the Board of Directors of Brown-Forman Corporation and North American Coal
                       Corporation, a subsidiary of NACCO Industries, Inc.

                       J. DAVID GRISSOM (AGE 60)

                       Mr. Grissom has been Chairman of Mayfair Capital, Inc., a private
    [PHOTO]            investment firm, since April 1989. He served as Chairman and Chief
                       Executive Officer of Citizens Fidelity Corporation from April 1977 until March 31, 1989. Upon the acquisition of Citizens Fidelity
                       Corporation by PNC Financial Corp. in February 1987, Mr. Grissom served as Vice Chairman and as a Director of PNC Financial Corp. until March
                       1989. Mr. Grissom is a graduate of Centre College and the University of
                       Louisville School of Law. Mr. Grissom has been a director of LG&E
                       Energy since August 1990, of LG&E since January 1982 and of KU since
                       May 1998. He is also a member of the Board of Directors of Providian
                       Financial Corporation and Churchill Downs, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT 2000 ANNUAL MEETING OF SHAREHOLDERS

                       WILLIAM C. BALLARD, JR. (AGE 58)

                       Mr. Ballard has been of counsel to the law firm of Greenebaum Doll &
    [PHOTO]            McDonald PLLC since May 1992. He served as Executive Vice President and
                       Chief Financial Officer of Humana, Inc., a healthcare services company, from 1978 until May 1992. Mr. Ballard is a graduate of the University of Notre Dame, and received his law degree, with honors, from the
                       University of Louisville School of Law. He also received a Master of
                       Law degree in taxation from Georgetown University. Mr. Ballard has been a director of LG&E Energy since August 1990, of LG&E since May 1989 and of KU since May 1998. Mr. Ballard is also a member of the Board of
                       Directors of United Healthcare Corp., Health Care REIT, Inc.,
                       Healthcare Recoveries, Inc., Mid-America Bancorp, American Safety
                       Razor, Inc. and Jordan Telecommunications Products, Inc.

                       JEFFERY T. GRADE (AGE 55)

                       Mr. Grade has been Chairman and Chief Executive Officer and a Director
    [PHOTO]            of Harnischfeger Industries, Inc., which is engaged in the manufacture and distribution of equipment for the mining and papermaking industries, since January 1993. He served as President and Chief
                       Executive Officer from 1992 to 1993 and President and Chief Operating
                       Officer from 1986 to 1992. Mr. Grade is a graduate of the Illinois
                       Institute of Technology and received a master's degree in business administration from DePaul University. Mr. Grade has been a director of
                       LG&E Energy and LG&E since October 1997 and of KU since May 1998. He is also a member of the Board of Directors of Case Corporation.

                       T. BALLARD MORTON, JR. (AGE 66)

                       Mr. Morton has been Executive in Residence at the College of Business
    [PHOTO]            and Public Administration of the University of Louisville since 1983.
                       Mr. Morton is a graduate of Yale University. Mr. Morton has been a director of LG&E Energy since August 1990, of LG&E since May 1967 and of KU since May 1998. Mr. Morton is also a member of the Board of
                       Directors of the Kroger Company.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Each member of the Board of Directors of LG&E Energy is also a director of LG&E and KU. The committees of the Board of Directors of LG&E Energy include an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Long-Range Planning Committee. The directors who are members of the various committees of LG&E Energy serve in the same capacity for purposes of the LG&E and KU Board of Directors.

    During 1998, there were a total of ten meetings of the LG&E Energy Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they served with the exception of Jeffery T. Grade.

COMPENSATION OF DIRECTORS

    Directors who are also officers of LG&E Energy or its subsidiaries receive no compensation in their capacities as directors. During 1998, non-employee directors received a retainer of approximately $2,333 per month, or $28,000 annually ($30,000 annually for committee chairmen), a fee for Board meetings of $1,100 per meeting, a fee for each committee meeting of $1,000 and, where appropriate, reimbursement for expenses incurred in traveling to meetings. Non-employee directors residing out of Kentucky received an additional $1,000 compensation for each Board or committee meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E Energy, LG&E and KU during 1998. Upon their resignation as directors of LG&E Energy during 1998, Messrs. Dabney and Gardner and Dr. Swain each received one-time awards of $10,000 in recognition of their years of service on the Board.

    Non-employee directors of LG&E Energy and its subsidiaries may elect to defer all or a part of their fees (including retainers, fees for attendance at regular and special meetings, committee meetings and travel compensation) pursuant to the LG&E Energy Corp. Deferred Stock Compensation Plan (the "Deferred Stock Plan"). Each deferred amount is credited by LG&E Energy to a bookkeeping account and then is converted into a stock equivalent on the date the amount is credited. The number of stock equivalents credited to the director is based upon the average of the high and the low sale price of LG&E Energy Common Stock on the New York Stock Exchange for the five trading days prior to the conversion. Additional stock equivalents will be added to stock accounts at the time that dividends are declared on LG&E Energy Common Stock, in an amount equal to the amount of LG&E Energy Common Stock that could be purchased with dividends that would be paid on the stock equivalents if converted to LG&E Energy Common Stock. In the event that LG&E Energy is a party to any consolidation, recapitalization, merger, share exchange or other business combination in which all or a part of the outstanding LG&E Energy Common Stock is changed into or exchanged for stock or other securities of the other entity or LG&E Energy, or for cash or other property, the stock account of a participating director shall be converted to such new securities or consideration equal to the amount each share of LG&E Energy Common Stock received, multiplied by the number of share equivalents in the stock account.

    A director will be eligible to receive a distribution from his or her account only upon termination of service by death, retirement or otherwise. Following departure from the Board, the distribution will occur, at the director's election, either in one lump sum or in no more than five annual installments. The distribution will be made, at the director's election, either in LG&E Energy Common Stock or in cash equal to the then-market price of the LG&E Energy Common Stock allocated to the director's stock account. At February 16, 1999, seven directors of LG&E Energy were participating in the Deferred Stock Plan.

    Non-employee directors also receive stock options pursuant to the LG&E Energy Corp. Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the shareholders at the 1994 Annual Meeting. Under the terms of the Directors' Option Plan, upon initial election or appointment to the Board, each new director, who has not been an employee or officer of the Company within the preceding three years, receives an option grant for 4,000 shares of LG&E Energy Common Stock. Following the initial grant, eligible directors receive an annual option grant of 4,000 shares on the first Wednesday of each February. Option grants for 1994-1996 were for 2,000 shares, all of which were adjusted in April 1996 to reflect a two-for-one stock split. The option exercise price per share for each share of LG&E Energy Common Stock is the fair market value at the time of grant. Options granted are not exercisable during the first twelve months from the date of grant and will terminate 10 years from the date of grant. In the event of a tender offer or an exchange offer for shares of LG&E Energy Common Stock, all then exercisable, but unexercised options granted under the Directors' Option Plan will continue to be exercisable for thirty days following the first purchase of shares pursuant to such tender or exchange offer.

    The Directors' Option Plan authorizes the issuance of up to 500,000 shares of LG&E Energy Common Stock, of which 251,000 shares are subject to existing options at a weighted average per share price of $22.83. Information on the number of exercisable options held by each non-employee director is shown in footnote 3 under "Ownership of LG&E Energy Common Stock" on page 10 of this proxy statement. The number of shares subject to the Directors' Option Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any similar corporate change.

AUDIT COMMITTEE

    The Audit Committee of the Board is composed of Messrs. Ballard, Brown, Gatton, Grade, Grissom, Lewis and Ramsey, Mrs. Ball and Drs. Shearer and Todd. During 1998, the Audit Committee maintained direct contact with the independent auditors and LG&E Energy's Internal Auditor to review the following matters: the adequacy of LG&E Energy's and its subsidiaries' accounting and financial reporting procedures; the adequacy and effectiveness of LG&E Energy's and its subsidiaries' system of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of LG&E Energy's and its subsidiaries' accounts and financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met three times during 1998.

COMPENSATION COMMITTEE

    The Compensation Committee, composed of non-employee directors, approves the compensation of the Chief Executive Officer and the executive officers of LG&E Energy and its subsidiaries. The Committee makes recommendations to the full Board regarding benefits provided to executive officers and the establishment of various employee benefit plans. The members of the Compensation Committee are Messrs. Gatton, Grade, Grissom, Morton, Ramsey and Rouse and Mrs. McNamara. The Compensation Committee met five times during 1998.

NOMINATING AND GOVERNANCE COMMITTEE

    The Nominating and Governance Committee is composed of the Chairman of the Board and certain other directors. The Committee reviews and recommends to the Board of Directors nominees to serve on the Board and their compensation. The Committee considers nominees suggested by other members of the Board, by members of management and by shareholders. To be considered for inclusion in the slate of nominees proposed by the Board of Directors at an annual meeting, shareholder recommendations must be submitted in writing to the Secretary of LG&E Energy not later than 120 days prior to the Annual Meeting. In addition, the Articles of Incorporation and bylaws of LG&E Energy contain procedures governing shareholder nominations for election of directors at a shareholders' meeting. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures. The members of the Nominating and Governance Committee are Messrs. Ballard, Brown, Hale (ex officio), Lewis, Ramsey and Rouse, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Nominating and Governance Committee met two times during 1998.

LONG-RANGE PLANNING COMMITTEE

    The Long-Range Planning Committee is composed of Messrs. Grade, Grissom, Lewis, Morton, Rouse and Todd, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Long-Range Planning Committee considers and makes recommendations to the Board regarding LG&E Energy's future strategy and direction, long-term goals and other matters of long-term importance. The Long-Range Planning Committee did not meet during 1998.

                     OWNERSHIP OF LG&E ENERGY COMMON STOCK

    LG&E Energy does not know of any shareholder who, as of February 16, 1999, beneficially owned more than five percent of LG&E Energy's outstanding Common Stock.

    The table below shows information as of February 16, 1999, concerning beneficial ownership by each director, each nominee for director, each executive officer named in the Summary Compensation Table beginning on page 24 of this proxy statement (the "Summary Compensation Table"), and all directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with a member of his or her family) with respect to the shares set forth on the following table.

                                                                                    SHARES
                                                                                 BENEFICIALLY
                                                                                     OWNED
NAME OF BENEFICIAL OWNER                                                           (1)(2)(3)
-------------------------------------------------------------------------------  -------------
Mira S. Ball                                                                           19,228
William C. Ballard, Jr.                                                                39,354
Owsley Brown II                                                                        22,966
R. Foster Duncan                                                                       61,721
Carol M. Gatton                                                                         9,366
Jeffery T. Grade                                                                        8,675
J. David Grissom                                                                       26,631
Roger W. Hale                                                                         329,782
David B. Lewis                                                                         21,400
John R. McCall                                                                         75,902
Anne H. McNamara                                                                       28,746
T. Ballard Morton, Jr.                                                                 39,202
Frank V. Ramsey, Jr.                                                                   20,644
William R. Rouse, Jr.                                                                  23,130
Charles L. Shearer                                                                      9,572
Victor A. Staffieri                                                                   166,027
Lee T. Todd, Jr.                                                                        6,939
Stephen R. Wood                                                                       107,179
All Directors and Executive Officers as a group (26 persons)(4)                     1,216,710

------------------------

(1) Includes the following share equivalents of LG&E Energy Common Stock credited to the participating directors' accounts under the Deferred Stock Plan as of February 16, 1999: Mrs. Ball 4,335; Mr. Brown 2,966; Mr. Gatton 3,696; Mr. Grade 676; Mrs. McNamara 7,226; Mr. Morton 13,281: Mr. Ramsey 14,386; Mr. Rouse 17,460; Dr. Shearer 3,284; and Dr. Todd 2,104.
    Participants are eligible to receive distributions from their accounts upon departure from the Board of Directors.

(2) Includes shares subject to stock options granted under LG&E Energy's Omnibus Long-Term Incentive Plan, exercisable within 60 days following February 16, 1999, as follows: Mr. Hale, 269,630 shares; Mr. Duncan, 61,221 shares; Mr. McCall, 72,384 shares; Mr. Staffieri, 156,338 shares and Mr. Wood, 96,206 shares.

(3) Includes the following shares subject to stock options granted under the Directors' Option Plan, exercisable within 60 days following February 16, 1999: 20,000 shares for each of Messrs. Ballard, Brown, Grissom, Lewis and Morton, and Mrs. McNamara; 8,000 shares for Mr. Grade; and 4,000 shares for each of Messrs. Gatton, Ramsey and Rouse, Mrs. Ball, and Drs. Shearer and Todd.

(4) For each director and nominee, the number of shares of LG&E Energy Common Stock beneficially owned as of February 16, 1999, is less than three-tenths of one percent of the total LG&E Energy Common Stock outstanding on that date, and the total number of shares beneficially owned by all directors and executive officers as a group is less than one percent of the then-outstanding LG&E Energy Common Stock. In the case of executive officers, the share total shown includes 800,770 stock options granted under LG&E Energy's Omnibus Long-Term Incentive Plan, exercisable within 60 days of February 16, 1999.

PROPOSAL NO. 2

                   APPROVAL OF INDEPENDENT AUDITORS FOR 1999

    Based upon the recommendation of the Audit Committee, the Board of Directors, subject to ratification by shareholders, has selected Arthur Andersen LLP as independent auditors to audit the accounts of LG&E Energy and LG&E for the fiscal year ending December 31, 1999. Arthur Andersen has audited the accounts of LG&E Energy since its organization in 1990, and has audited the accounts of LG&E (as well as those of KU) for many years. The shareholders previously approved the employment of the firm at the Annual Meeting on April 22, 1998.

    Representatives of Arthur Andersen LLP will be present at the Annual Meeting. Such representatives will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    The affirmative vote of a majority of shares of LG&E Energy Common Stock represented at the Annual Meeting is required for the approval of the independent auditor. Abstentions from voting on any such matter are treated as votes against, while broker nonvotes are treated as shares not voted.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL NO. 3

           PROPOSAL TO APPROVE THE AMENDMENT OF THE LG&E ENERGY CORP.
          OMNIBUS LONG-TERM INCENTIVE PLAN, INCLUDING AUTHORIZING THE
            ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK THEREUNDER

    Shareholders are being asked to approve amendments to LG&E Energy's Omnibus Long-Term Incentive Plan (the "Long-Term Plan") to (i) authorize the issuance of additional shares of Common Stock thereunder by deleting the prior numerical limit of 3,000,000 shares reserved for issuance under the Long-Term Plan, and
(ii) insert a limit of 200,000 shares of Restricted Stock which may be granted to any participant in any calendar year. On February 3, 1999 the Board of Directors of LG&E Energy unanimously approved these amendments effective that date, subject to shareholder approval.

    The Board of Directors believes that the Long-Term Plan has been useful in advancing the interests of the Company by attracting and retaining well-qualified persons to serve in key positions with the Company and its subsidiaries by providing them with performance-related incentives. The marked growth of the Company during recent years, and particularly the 1998 acquisitions of the KU and Big Rivers businesses, operations and facilities, has significantly increased the number of Company employees who perform roles which contribute significantly to the long-term financial success of the Company and its subsidiaries and, ultimately, its shareholders. A number of these employees received initial awards for current and upcoming performance periods under the Long-Term Plan during 1998 and 1999, resulting in somewhat higher aggregate awards under the Long-Term Plan than in prior years. Further, the scope and complexity of the responsibilities of many prior and new Company employees has increased concomitantly with LG&E Energy's growth. The Long-Term Plan, as currently drafted, limits the number of shares that can be issued to the lesser of 3,000,000 shares or 5% of the outstanding Common Stock of the Company, which limits were established prior to the recent growth initiatives of the Company. The Board of Directors believes that the continued availability and use of the Long-Term Plan as an element of key employee compensation represents an important aspect in promoting the future growth and profitability of LG&E Energy and its subsidiaries.

    The purpose of the amendment is to make available additional shares for future awards under the Long-Term Plan and related changes. As of February 16, 1999, there are 100,496 shares available for future awards under the Long-Term Plan. See "--Number of Shares." The proposed amendment would remove the 3,000,000 share numerical limit but retain the current cap of 5% of the outstanding shares of Common Stock of the Company as the maximum number of shares available for issuance under the Long-Term Plan. As required under
Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and pursuant to the terms of the Long-Term Plan, the amendments to the Long-Term Plan are being submitted to shareholders for approval at the Annual Meeting.

    Set forth below is a summary of certain important features of the Long-Term Plan, as well as further explanation of the proposed amendments. This summary is qualified in its entirety by reference to the actual plan. Any shareholder desiring a copy of the Long-Term Plan may obtain one by writing John R. McCall, Secretary, LG&E Energy Corp., 220 West Main Street, Louisville, Kentucky 40202. All capitalized terms which are not defined herein are defined in the Long-Term Plan.

DESCRIPTION OF THE LONG-TERM PLAN

    BACKGROUND. The predecessor to the Long-Term Plan was established by the Company's subsidiary, LG&E, effective January 1, 1990. The plan was approved by the Board of Directors of LG&E in 1989 and was approved by LG&E's shareholders in June 1990 and assumed by LG&E Energy in 1990. The Long-Term Plan was unanimously amended and restated, effective January 1, 1996, by the Board of Directors of LG&E Energy in December 1995 and approved by LG&E Energy's shareholders in April 1996. These 1996 amendments included (i) amending the plan to maintain the

Company's tax deduction for certain performance-based compensation, and (ii) increasing the number of shares reserved for issuance thereunder from the lesser of 300,000 shares or 1% of the outstanding Common Stock of the Company to the lesser of 1,500,000 shares or 5% of the outstanding Common Stock of the Company. In March 1996, in connection with approving the April 1996 stock split of the Company's Common Stock, the Board of Directors also made the appropriate adjustments to the Long-Term Plan to reflect the stock split, including increasing the number of shares reserved for issuance thereunder to the lesser of 3,000,000 shares or 5% of the outstanding Common Stock. The Long-Term Plan terminates on January 1, 2001, which is the fifth (5(th)) anniversary of the effective date of the 1996 amendment and restatement.

    PURPOSE. The purpose of the Long-Term Plan is to promote the success of the Company and its Subsidiaries by providing incentives to key employees that link their compensation to the long-term financial success of the Company and its Subsidiaries and to growth in shareholder value. The plan is designed to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract and retain the services of key employees upon whose judgment, interest and special effort the successful conduct of their operations is largely dependent.

    The Long-Term Plan has been designed to comply with Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company ("Covered Employees"). Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. In most instances, compensation payable pursuant to the Long-Term Plan will generally be deductible for federal income tax purposes, however, under certain circumstances, including death, disability and change in control, compensation not qualified under Section 162(m) of the Code may be payable pursuant to the provisions of the Long-Term Plan.

    ADMINISTRATION. The Long-Term Plan is administered by a committee (the "Committee") of the Board of Directors composed solely of not less than three directors, who, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), qualify as "disinterested persons" for purposes of Rule 16b-3 and who, to the extent required by Section 162(m), also qualify as "outside directors" for purposes of Section 162(m) of the Code. Among other things, the Committee has the authority to select officers and employees to whom awards may be granted, to determine the type of award as well as the number of shares of LG&E Energy Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. The Committee also has the authority to construe and interpret the plan, establish, amend or waive rules and regulations for its administration, accelerate the exercisability of any award, and amend the terms and conditions of any outstanding option, stock appreciation right or other award. However, the Committee has no authority to adjust upward any amounts payable to a Covered Employee with respect to a particular award. All decisions made by the Committee are final and binding.

    ELIGIBILITY. Participants in the plan will be employees of the Company or any Subsidiary, including officers of the Company or any Subsidiary who, in the opinion of the Committee, contribute significantly to the growth and profitability of the Company and its Subsidiaries.

    NUMBER OF SHARES. If the proposal to remove the numerical limit of 3,000,000 shares is approved by shareholders, the Long-Term Plan will provide for the issuance of up to 5% of the outstanding shares of Common Stock of the Company pursuant to the grant or exercise of stock options, including ISOs and NQSOs, SARs, restricted stock, performance units and performance shares, but no more than one-half of such aggregate number may be issued as restricted stock and no more than 200,000 shares may be issued upon the exercise of ISOs. No single participant may be granted options (NQSOs or ISOs) for in excess of 200,000 shares of Common Stock in any calendar year, or SARs for in excess of 200,000 shares of Common Stock in any calendar year. Further, if amended as proposed, no single participant may be granted restricted stock grants for in excess of 200,000 shares of Common Stock in any calendar year. Also, no Covered Employee may be granted any performance unit or performance share award with respect to any performance period (i) in an aggregate amount payable in cash in excess of $1,000,000, or
(ii) in excess of 100,000 shares. The exercise of SARs, whether paid in cash or Common Stock, is an issuance of shares under the Long-Term Plan. The payment of performance shares or performance units is an issuance of shares under the plan only to the extent payment is made in Common Stock. Subject to the foregoing limits, the shares available under the Long-Term Plan can be divided among the various types of awards and among the participants as the Committee sees fit. Such shares are to be made available from authorized but unissued shares of Common Stock or treasury stock of the Company. The number of shares subject to the Long-Term Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or similar corporate change.

    Based upon the current capitalization of the Company, the proposed amendment removing the 3,000,000 numerical limit has the effect of increasing the maximum permitted number of shares available for issuance under the Long-Term Plan from 3,000,000 to 6,483,851, representing 5% of LG&E Energy's 129,677,030 currently outstanding shares of Common Stock. Since the inception of the Long-Term Plan in 1990, 560,088 shares have been issued in payment of awards under the Long-Term Plan and 2,339,416 shares are covered by currently outstanding but as-of-yet unexercised or unearned grants of options, performance shares and SAR's, as applicable. Excluding these amounts, there remain 100,496 shares available for future awards under the Long-Term Plan. As discussed above, in connection with the proposed amendment to delete the overall numerical cap, a second proposed amendment adds a sub-limit on grants to a Covered Employee of a maximum of 200,000 of shares of restricted stock per calendar year. This is designed to meet the requirement under Section 162(m) of the Code of yearly, individual limits upon grants of Restricted Stock. As noted earlier, total restricted stock grants further cannot exceed 50% of the aggregate number of shares issued under the Long-Term Plan.

DESCRIPTION OF AWARDS

    STOCK OPTIONS. The Long-Term Plan permits the award of ISOs and NQSOs. Each option granted under the plan must be evidenced by a written agreement specifying terms, including the type, the number of shares covered, the exercise price, when it is exercisable, any restriction on transferability of shares obtained from the exercise of the option and the duration. No employee may be granted an ISO first exercisable in any calendar year if the Fair Market Value (i.e., the average of the highest and lowest price at which the Common Stock was traded, as reported on the composite tape of the New York Stock Exchange) of the underlying stock on the date of grant exceeds $100,000. The purchase price per share of Common Stock covered by an option shall be determined by the Committee, but in the case of an ISO, may not be less than 100% of the Fair Market Value of the underlying Common Stock at the time of grant, and in the case of a NQSO, may not be less than 100% of the market price of such Common Stock at the time of grant. No ISOs shall be exercisable more than ten years after their date of grant. Payment of an option may be made with cash, with previously owned shares of Common Stock, by foregoing compensation in accordance with Committee rules or by a combination of these. The principal difference between ISOs and NQSOs is their tax treatment. See "--Federal Income Tax Consequences."

    STOCK APPRECIATION RIGHTS. The Long-Term Plan authorizes the Committee to grant SARs in lieu of options, in addition to options, independent of options or as a combination of the foregoing. A holder of SARs is entitled upon exercise to receive a number of shares of Common Stock, or cash or a combination of both, as the Committee may determine, equal in value on the date of exercise to the amount by which the Fair Market Value of one share of Common Stock on the date of exercise exceeds the exercise price fixed by the Committee on the date of grant multiplied by the number of shares in respect of which the SARs are exercised. If granted in lieu of an option, the SAR is exercisable at the same time as the related option and, when exercised, the related option must be surrendered and ceases to be exercisable. If granted in addition to an option, the exercise of the related option causes the SAR also to be exercised. If granted independently of an option, the SAR will be exercisable at such time as the Committee determines and its exercise will be unrelated to any option. The term of any SAR will not exceed ten years.

    RESTRICTED STOCK. The Long-Term Plan authorizes the Committee to grant restricted stock to individuals with such Periods of Restriction as the Committee may designate. In the case of Covered Employees, the Committee may condition the vesting or lapse of such Periods of Restriction upon the attainment of one or more performance goals established by the Committee within the time period prescribed by Section 162(m) of the Code. These performance goals must be based on the attainment, by the Company or its Subsidiaries, of certain objective performance measures, which shall include one or more of the following: total shareholder return, return on equity, return on capital, earnings per share, market share, stock price, sales, costs, net income, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, and energy production availability performance measures (the "Performance Goals"). Such Performance Goals may also be based upon the attainment of specified levels of performance of the Company or one or more Subsidiaries relative to the performance of other corporations.

    Each grant of restricted stock will be evidenced by a restricted stock agreement that shall specify the Period of Restriction, the number of shares of restricted stock granted and such other provisions determined by the Committee. Generally, rights with respect to restricted stock granted to a participant under the Long-Term Plan shall accrue, except in cases of death, only to the participant. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. During the Period of Restriction, participants holding restricted stock may exercise full voting rights with respect to the shares and are entitled to all dividends and other distributions paid on those shares. Upon the lapse of the applicable Period of Restriction, the shares of restricted stock will become freely transferable.

    PERFORMANCE UNITS AND PERFORMANCE SHARES. The Long-Term Plan authorizes the Committee to grant performance units and performance shares which may be earned if specified long-term corporate goals are achieved over a period of time selected by the Committee (a "Performance Period"). Prior to the grant of performance units or performance shares, the Committee must establish the Performance Goals (from among the objective performance measures described above relating to restricted stock) that must be satisfied before a payout of such awards is made. At the conclusion of a particular Performance Period, the Committee will determine the extent to which the Performance Goals have been met. It will then determine the applicable percentage (which may exceed 100%) to be applied to, and will apply such percentage to, the value of the performance units or performance shares awarded to determine the payout to be received by the participant; provided that no payout will be made thereunder except upon written certification by the Committee that the applicable Performance Goal(s) have been satisfied to a particular extent. As a result, depending upon the Company's performance in relation to the Performance Goals, a participant may earn less or more than the number of performance shares or performance units initially awarded. In addition, to the extent that the value of a performance share or performance unit is related to a share of Common Stock, the value of any payout will be dependent upon the changing value of the Common Stock. Payments may be made in cash, Common Stock or a combination as determined by the Committee.

    CHANGE IN CONTROL. Upon a change in control of the Company, all stock-based awards, such as ISOs, NQSOs, SARs and restricted stock shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall be distributed or paid out based upon the extent, as determined by the Committee, to which the Performance Goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever is higher.

    LIMITS ON TRANSFERABILITY AND EXERCISABILITY. No award granted under the Long-Term Plan may be sold, transferred, assigned, pledged or hypothecated, other than by will or by the laws of descent and distribution. All rights to any award granted to an employee shall be exercisable during the employee's lifetime only by the employee or the employee's guardian or legal representative. All awards granted under the plan will be forfeited immediately if the employee is terminated for cause. Generally, upon termination of any employee due to death, disability or retirement, all options and SARs will be immediately exercisable and remain so for one year in cases of death or disability, or until their expiration date, any Restricted Period with respect to restricted stock will lapse and restricted stock will become freely transferable, and outstanding performance units and performance shares will entitle the employee to receive pro-rated payments based upon the full months of service during the Performance Period. Upon the termination of any employee for any other reason (other than for cause), the employee generally may exercise then exercisable options or SARs for 90 days or until their expiration date, whichever is less, and restricted stock, performance units and performance shares will be forfeited (subject, in each case, to the discretion of the Committee).

    AMENDMENT AND DISCONTINUANCE. The Long-Term Plan may be amended, altered or discontinued by the Board of Directors, but except as specifically provided therein, no amendment, alteration or discontinuance may be made which would in any manner adversely affect any award theretofore granted under the Plan, without the written consent of the participant. Except as expressly provided in the Long-Term Plan, the plan may not be amended without shareholder approval to the extent such approval is required by law or agreement.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief discussion of the federal income tax rules relevant to stock options, SARs, restricted stock and performance units. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

    NQSOS AND SARS. Upon the grant of a NQSO (with or without an SAR), the optionee will not recognize any taxable income and the Company will not be required to record an expense. Upon the exercise of such an option or an SAR, the excess of the fair market value of the shares acquired on the exercise of the option over the purchase price (the "spread"), or the consideration paid to the optionee upon the exercise of the SAR, will constitute compensation taxable to the optionee as ordinary income. In determining the amount of the spread or the amount of consideration paid to the optionee, the fair market value of the stock on the date of exercise is used, except that in the case of an optionee subject to the six month short-swing profit recovery provisions of Section 16(b) of the Exchange Act (generally officers and directors), the fair market value will be determined six months after the date on which the option was granted (if such date is later than the exercise date) unless such optionee elects to be taxed based on the fair market value at the date of exercise. Any such election (a "Section 83(b) election") must be made and filed with the Internal Revenue Service within 30 days after exercise in accordance with the regulations under
Section 83(b) of the Code. The Company, in computing its federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

    ISOS. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his ISO with which to pay such tax. Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

    RESTRICTED STOCK. A participant who is granted restricted stock may make a
Section 83(b) election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if the participant does not make a Section 83(b) election, the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid on stock subject to the restrictions are compensation income to the participant and compensation expense to the Company. The Company is generally entitled to a tax deduction for any compensation income taxed to the participant, subject to the provisions of Section 162(m) of the Code.

    PERFORMANCE UNITS AND PERFORMANCE SHARES. A participant who has been granted a performance unit or performance share award will not realize taxable income until the applicable Performance Period expires and the participant is in receipt of the Common Stock and/or cash distributed in payment of the award, at which time such participant will realize ordinary income equal to the fair market value of the shares delivered or the amount of cash paid. At that time, the Company generally will be allowed a corresponding tax deduction equal to the compensation taxable to the award recipient, subject to the provisions of
Section 162(m) of the Code.

    NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under amendments to the Long-Term Plan if the plan amendments are adopted. Except for Mr. Hale, such determinations are subject to the discretion of the Committee. The minimum level of Mr. Hale's awards are dictated by his employment agreement. See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions" on page 28. The benefits and amounts that were paid or allocated under the Long-Term Plan with respect to 1998 and prior years are described in the Summary Compensation Table, Option/SAR Grants Table and Option/SAR Exercises, Year-End Value Table and Long-Term Incentive Plan Awards Table on pages 24-26 of this proxy statement.

    VOTE REQUIRED. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the amendments to Long-Term Plan with respect to Section 162(m) of the Code, including the amendment to increase the number of shares authorized for issuance under the plan. Abstentions from voting on this matter are treated as votes against, while broker nonvotes are treated as shares not voted. Such vote will also satisfy the shareholder approval requirements of Rule 16b-3 under the Securities Exchange Act, as applicable.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE OMNIBUS LONG-TERM INCENTIVE PLAN.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is comprised wholly of non-employee directors and makes all decisions regarding the compensation of LG&E Energy's executive officers, including the setting of base pay and the administration of the Company's Omnibus Long-Term Incentive Plan (the "Long-Term Plan") and Short-Term Incentive Plan (the "Short-Term Plan"), each as defined herein.

    The Company's executive compensation program and the target awards and opportunities for executives are designed to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry nationwide. The executive compensation program has been developed and implemented over time through consultation with, and upon the recommendations of, nationally-recognized executive compensation consultants. The Compensation Committee and the Board of Directors have continued access to such consultants as desired, and are provided with independent compensation data for their review.

    Set forth below is a report submitted by the members of the Compensation Committee addressing LG&E Energy's compensation policies during 1998 for officers of LG&E Energy, including the executive officers named in the following tables.

COMPENSATION PHILOSOPHY

    There are three major components of LG&E Energy's executive compensation program: (1) base salary; (2) short-term or annual incentives; and (3) long-term incentives. LG&E Energy developed its executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives are premised on the belief that the interests of executives should be closely aligned with those of LG&E Energy's shareholders. Based on this philosophy, these two portions of each executive's total compensation package are placed at risk and are linked to the accomplishment of specific results that are designed to benefit LG&E Energy's shareholders in both the short-term and long-term. Under this pay-for-performance approach, a highly competitive level of compensation can be earned in years of strong performance. Conversely, in years of below-average performance, compensation may decline below competitive benchmarks.

    The executive compensation program also recognizes that LG&E Energy's compensation practices must be competitive not only with utilities and utility holding companies, but also with companies in general industry to ensure that a stable and successful management team can be recruited and retained. The Compensation Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that would be included in the utility industry index against which shareholder returns may be compared. For this reason, the various compensation peer groups as established below, are not the same as the utility industry index in the Comparison of Five-Year Total Return graph included on page 23 of this proxy statement.

    Pursuant to this competitive market positioning philosophy, in establishing compensation levels for all executive positions for 1998, the Compensation Committee reviewed competitive compensation information for general industry companies with revenue between $2 - $3 billion (the "Survey Group") and established targeted total direct compensation (base salary plus short-term incentives and long-term incentives) for each executive for 1998 to approach the 50th percentile of the competitive range from the Survey Group. Salaries, short-term incentives and long-term incentives for 1998 are described below.

    The 1998 compensation information set forth in other sections of this proxy statement, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 1998 for all executive officers except for Mr. Roger W. Hale. Mr. Hale's compensation is determined in accordance with the terms of his employment agreement (See "Chief Executive Officer Compensation" on page 21 of this proxy statement for a description of his 1998 compensation). Pursuant to the terms of existing employment and change in control agreements, severance amounts were paid to certain departing executives during 1998. See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions" on page 28 of this proxy statement.

BASE SALARY

    The base salaries for LG&E Energy executive officers for 1998 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

SHORT-TERM INCENTIVES

    In the first quarter of 1998, the Committee established the performance goals for the Company Performance Awards and Individual Performance Awards. Payment of Company Performance Awards for executive officers was based 100% on Net Income Available for Common Stock ("NIAC"), while payment of Individual Performance Awards was based 100% on Management Effectiveness, which includes a customer satisfaction element for certain participants. At the beginning of the third quarter, the Compensation Committee established revised performance goals to reflect the fundamental business shifts effected by the Company during 1998, particularly the decision to discontinue merchant energy marketing and trading operations and the completion of the KU Merger and the Big Rivers leasing transactions. For participants with performance goals based upon LG&E Energy Corp. and LG&E Energy Marketing performance measures, the Compensation Committee determined that no Company Performance Awards would be payable with respect to first and second quarter operations and results. Revised Company Performance Award targets for July through December 1998 were established based upon the Company's revised plan of continuing business operations for the third and fourth quarters of the year.

    For 1998, the revised Company Performance Award targets for executive officers ranged from 21% to 30% of base salary, and the Individual Performance Award targets ranged from 14% to 20% of base salary. Both awards were established to be competitive with the 50th percentile of such awards granted to comparable executives employed by companies in the Survey Group.

    The individual officers were eligible to receive from 0% to 175% of their targeted amounts, dependent upon Company and individual performance during 1998 as measured by NIAC with regard to Company Performance Awards, and were eligible to receive from 0% to 175% of their targeted amounts dependent upon individual performance as measured by Management Effectiveness with regard to Individual Performance Awards. As indicated above, no Company Performance Awards were paid in respect of first and second quarter operations or results for participants with performance goals based upon LG&E Energy Corp. and LG&E Energy Marketing performance measures. Based upon performances against the revised targets for the second-half of 1998, payouts of Company Performance Awards for 1998 to the executive officers ranged from 9% to 33%, of base salary. Payouts for the Individual Performance Awards to the executive officers ranged from 20% to 35%, of base salary.

LONG-TERM INCENTIVES

    The Long-Term Plan is administered by a committee of not less than three non-employee directors of LG&E Energy who are appointed by the Board of Directors. At this time, the Compensation Committee administers the Long-Term Plan. The Long-Term Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. In 1998, the Compensation Committee chose to award stock options and performance units to executive officers.

    The Compensation Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the stock options and performance units (delivered 50% in the form of performance units and 50% in the form of nonqualified stock options in 1998) was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

    Stock options were granted to executive officers during the first quarter of 1998 at an exercise price equal to the fair market value at the time of grant and were subject to a one-year vesting requirement. During the year, newly hired or promoted officers were also eligible to receive pro-rated stock option grants under the Long-Term Plan. Since options were granted with an exercise price equal to the market value of the Common Stock at the time of grant, they provide no value unless the Company's stock price increases after the grants are awarded. Once the options vest, they are exercisable over a nine-year term. These awards are thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of LG&E Energy. The number of shares subject to options was determined by taking the expected value to be provided in options, as determined above, and dividing that amount by the estimated current value of an option using a variation of the Black-Scholes Option Pricing methodology provided by the outside compensation consultant. Prior awards were not considered when making new grants.

    The number of performance units granted was determined by taking the amount of the executive's long-term award to be delivered in performance units (adjusted on a present value basis), as determined above, and dividing that amount by the fair market value of LG&E Energy Common Stock on the date of the grant. The value of the performance units is substantially dependent upon the changing value of LG&E Energy's Common Stock in the marketplace. Each executive officer is entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on the Company's total shareholder return over a three-year period (defined as share price increase plus dividends paid, divided by share price at beginning of the period) measured against the total shareholder return for such period ("TSR") by a peer group selected by the Committee. The peer group for measuring the Company's TSR performance (the "Long-Term Plan Peer Group") consists of approximately 80 utility holding companies and gas and electric utilities.(1)

    Payouts of long-term incentive awards in February 1999 were based on Company performance during the 1996-1998 period. During such period, LG&E Energy's performance was at the 63rd percentile of its comparison group with respect to TSR, resulting in payouts of 125% of the contingent awards. The performance units are payable 50% in LG&E Energy Common Stock and 50% in cash.

    Long-term incentive awards were also paid to certain former KU officers in February 1999 in respect of KU's performance during the 1996-1998 period under the KU Performance Share Plan (the "KU Plan"). Payouts were made at 100% of contingent grants, based upon the Compensation Committee's assessment of KU's performance during 1998 and KU's contribution to strong Company performance following the Merger. These payouts were made in LG&E Energy Common Stock to four executive officers of the Company who were participants in the KU Plan prior to the Merger.

------------------------

(1) While similar, the utilities and holding companies that are in the Long-Term Plan Peer Group are not necessarily the same as those in the Standard & Poor's Utility Index used in the Company Performance Graph on page 23 of the proxy statement or the Survey Group. Nevertheless, in the judgment of the Compensation Committee, the companies in the Long-Term Plan Peer Group continue to represent the appropriate peer group for performance unit compensation purposes.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of the Chief Executive Officer of LG&E Energy, Mr. Roger W. Hale, is governed by the terms of an employment agreement. Following commencement of his service with LG&E in April 1989, Mr. Hale's employment agreement has been periodically updated by the Board, to recognize his fundamental role in establishing LG&E Energy as a national and international diversified energy services company. Mr. Hale's 1997 employment agreement (the "1997 Agreement") was effective during the period of 1998 prior to the May 4, 1998 closing of the Merger. A revised employment agreement (the "Revised Agreement") became effective upon such date and throughout the remainder of 1998. (See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions" on page 28 of this proxy statement.)

    The 1997 Agreement and the Revised Agreement established the minimum levels of Mr. Hale's 1998 and post-merger compensation, although the Compensation Committee retained discretion to increase such compensation. For 1998, the Compensation Committee compared Mr. Hale's compensation to that of chief executive officers of companies contained in the Survey Group as well as electric and gas utilities and utility holding companies with comparable revenues, market capitalization and asset size. In setting long-term awards, the Company also considered survey data from various compensation consulting firms. Mr. Hale also receives LG&E Energy contributions to the savings plan, similar to those of other officers and employees. Details of Mr. Hale's 1998 compensation are set forth below.

    BASE SALARY. Mr. Hale was paid a total base salary of $700,000 during 1998. This amount was based upon the minimum salary amount provided in the 1997 Agreement, plus an increase awarded by the Compensation Committee. The Compensation Committee, in determining Mr. Hale's annual salary, including increases, focused on his individual performance (including his management effectiveness, as described below), the growth of LG&E Energy and the compensation provided to other LG&E Energy, LG&E and KU officers. The 1998 increase was 20.7%

    SHORT-TERM INCENTIVES. Mr. Hale's target short-term incentive award was 65% of his 1998 base salary. Like all other executive officers receiving short-term incentive awards, Mr. Hale was eligible to receive more or less than the targeted amount, based on Company performance and individual performance. His 1998 short-term incentive payouts were based 70% on Company Performance Goals and 30% on Individual Performance Goals.

    In 1998, no Company Performance Award was paid to Mr. Hale in respect of first and second quarter operations or results. His Company Performance Award payout for performance against the revised targets for the third and fourth quarters was 23% of his 1998 base salary. Mr. Hale's Individual Performance Award payout was 34% of his 1998 base salary. The Compensation Committee considered Mr. Hale's effectiveness in several areas in determining the final Individual Performance Award. These included the financial performance of LG&E Energy, LG&E, KU and other LG&E Energy subsidiaries, Company growth, customer satisfaction ratings and other measures, such as the Company's successful completion of the leasing transaction with Big Rivers. In May 1998, the Compensation Committee awarded Mr. Hale a special completion bonus of $250,000 as reward for his leadership role and contribution upon the successful closing of the KU Merger. (See statement "Short-Term Incentives" on page 19 of this proxy statement for a discussion of the revised Company Performance Award targets).

    LONG-TERM INCENTIVE GRANT. In 1998, Mr. Hale received 133,588 options and 39,244 performance units for the 1998-2000 performance period. These amounts were determined in accordance with the terms of his 1997 Agreement and provide expected value representing approximately 150% of his base salary. The terms of the options and performance units (including the manner in which performance units are earned) for Mr. Hale are the same as for other executive officers, as described under the heading "Long-Term Incentives."

    LONG-TERM INCENTIVE PAYOUT. In the 1996-1998 period, LG&E Energy's performance was at the 63rd percentile of its comparison group in TSR. That resulted in a payout equal to 125% of the approved target. In addition, the market value per share of LG&E Energy Common Stock increased from $21.22 at grant to $28.31 during the performance period. This further increased the value of the payout of the performance units originally awarded to Mr. Hale in 1996.

TAX MATTERS

    Section 162(m) of the Code was enacted in 1993 and generally prohibits the Company from deducting executive compensation in excess of $1,000,000. Qualifying "performance based compensation" is not subject to this deduction limitation if certain requirements are satisfied. It is the Compensation Committee's general intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. In an effort to ensure that certain compensation payable under the Long-Term Plan and Short-Term Plan remain deductible, the Compensation Committee and the Board of Directors recommended, and the shareholders approved, modification of the Long-Term Plan and adoption of a new Short-Term Plan in 1996, although not all of the compensation paid to executive officers under these two plans constitutes performance based compensation. A portion of compensation received by Mr. Hale in 1998 was not deductible.

CONCLUSION

    The Compensation Committee believes that the Company's executive compensation system served the interests of the Company and its shareholders effectively during 1998. The Compensation Committee takes very seriously its responsibilities with respect to the Company's executive compensation system, and it will continue to monitor and revise the compensation policies as necessary to ensure that the Company's compensation system continues to meet the needs of the Company and its shareholders.

MEMBERS OF THE COMPENSATION COMMITTEE

J. David Grissom, Chairman
Carol M. Gatton
Jeffery T. Grade
Anne H. McNamara
T. Ballard Morton, Jr.
Frank V. Ramsey, Jr.
William L. Rouse, Jr.

                              COMPANY PERFORMANCE

    The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to shareholders of LG&E Energy Common Stock from December 31, 1993, through December 31, 1998, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Utility Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of LG&E Energy Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            INDEXED RETURNS
YEARS ENDING
TOTAL SHAREHOLDER RETURNS
                                               LG&E Energy Corp    S&P Utilities      S&P 500 Index
Dec-93                                                   100.00           100.00             100.00
Dec-94                                                    96.37            92.06             101.32
Dec-95                                                   116.63           130.74             139.40
Dec-96                                                   142.11           134.83             171.40
Dec-97                                                   151.31           168.07             228.59
Dec-98                                                   180.46           192.89             293.91
                                                     12/31/1993             1994               1995       1996       1997       1998
LG&E ENERGY                                                $100              $96               $117       $142       $151       $180
S&P UTILITIES                                              $100              $92               $131       $135       $168       $193
S&P 500                                                    $100             $101               $139       $171       $229       $294

------------------------

(1) Total Shareholder Return assumes $100 invested on December 31, 1993, with quarterly reinvestment of dividends.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows the cash compensation paid or to be paid by LG&E Energy or any of its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of LG&E Energy who were serving as such at December 31, 1998, in all capacities in which they served during 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                                        ---------------------------
                                                           ANNUAL COMPENSATION
                                                    ---------------------------------      AWARDS
                                                                              OTHER     -------------     PAYOUTS
                                                                             ANNUAL      SECURITIES     -----------     ALL OTHER
                                                                             COMPEN-     UNDERLYING        LTIP          COMPEN-
                  NAME AND                            SALARY       BONUS     SATION     OPTIONS/ SARS     PAYOUTS         SATION
             PRINCIPAL POSITION               YEAR     ($)          ($)        ($)         (#)(3)           ($)            ($)
--------------------------------------------  ----  ----------    --------  ---------   -------------   -----------   --------------
Roger W. Hale                                 1998  $  700,000    $649,800  $32,301        133,588      $   821,581   $    36,191(1)
  Chairman of the Board                       1997     580,000     311,808   18,212         67,728          313,037        26,675
  and Chief Executive Officer                 1996     510,000     416,068   11,010         55,000          641,092        26,909
Victor A. Staffieri                           1998     300,000     150,461   10,269         45,802          166,611        15,590(1)
  President and Chief Operating Officer       1997     270,000     159,064    8,063         27,946           57,416        10,635
  (Former position: Chief Financial Officer)  1996     245,000     175,310   7,4312          6,022          124,950         9,336
R. Foster Duncan                              1998     262,903(2)  210,000   69,687(2)      81,221               --         4,785(1)
  Chief Financial Officer
  (Former position: Executive Vice
  President-
  Planning and Development)
Stephen R. Wood                               1998     265,000     120,711    7,373         42,799           94,543        13,377(1)
  President-Distribution Services Division    1997     245,000     138,039    6,849         15,605           32,306         8,721
  and President, Louisville Gas and           1996     226,000     106,256    7,082         14,772           67,130         7,877
  Electric Company
John R. McCall                                1998     260,000     140,399    7,870         34,733           96,635        15,582(1)
  Executive Vice President, General Counsel   1997     245,000     114,764    6,922         15,605           32,306        11,414
  and Corporate Secretary                     1996     231,000     112,303    7,230         15,098           35,868        11,029

------------------------

(1) Includes employer contributions to 401(k) plan, nonqualified thrift plan and employer paid life insurance premiums in 1998 as follows: Mr. Hale $4,375, $16,625 and $15,191, respectively; Mr. Staffieri $4,875, $8,897 and $1,818, respectively; Mr. Duncan $4,050, $0 and $735, respectively; Mr. Wood $4,117, $7,975 and $1,286, respectively; and Mr. McCall $4,318, $6,925 and $4,340, respectively.

(2) Reported compensation is only for a portion of the year. Mr. Duncan joined LG&E Energy on January 12, 1998."Other Annual Compensation" includes a relocation payment of $68,686.

(3) As adjusted for the 2 for 1 stock split effective in April 1996.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN 1998 FISCAL YEAR

    The following table contains information at December 31, 1998, with respect to grants of stock options and stock appreciation rights (SARs) to the named executive officers:

                                             INDIVIDUAL GRANTS                                            POTENTIAL
                                        ---------------------------                                  REALIZABLE VALUE AT
                                         NUMBER OF      PERCENT OF                                      ASSUMED ANNUAL
                                         SECURITIES       TOTAL       EXERCISE                          RATES OF STOCK
                                         UNDERLYING    OPTIONS/SARS   OR BASE                         PRICE APPRECIATION
                                        OPTIONS/SARS    GRANTED TO     PRICE                           FOR OPTION TERM
                                          GRANTED      EMPLOYEES IN     ($/      EXPIRATION   ----------------------------------
                 NAME                     (#) (1)      FISCAL YEAR     SHARE)       DATE      0%($)       5%($)        10%($)
--------------------------------------  ------------   ------------   --------   ----------   ------   -----------   -----------
Roger W. Hale                            133,588             16.8%         23.47 02/04/2008      0       1,971,780     4,996,877
Victor A. Staffieri                       45,802              5.8%         23.47 02/04/2008      0         676,045     1,713,230
R. Foster Duncan                          41,211              5.2%         23.47 02/04/2008      0         608,428     1,541,877
R. Foster Duncan                          40,000              5.0%         23.97 01/12/2008      0         602,984     1,596,555
Stephen R. Wood                           35,401              4.4%         23.47 02/04/2008      0         522,524     1,324,179
Stephen R. Wood                            7,398              0.9%         24.63 02/04/2008      0         114,593       290,400
John R. McCall                            34,733              4.4%         23.47 02/04/2008      0         512,665     1,299,193

------------------------

(1) Options are awarded at fair market value at time of grant; unless otherwise indicated, options vest in one year and are exercisable over a ten-year term.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
              AGGREGATED OPTION/SAR EXERCISES IN 1998 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1998 and the value of unexercised options and SARs held by them as of December 31, 1998:

                                                                                                 NUMBER OF         VALUE OF
                                                                                                SECURITIES       UNEXERCISED
                                                                                                UNDERLYING       IN-THE-MONEY
                                                                          SHARES                UNEXERCISED    OPTIONS/SARS AT
                                                                         ACQUIRED              OPTIONS/SARS         FY-END
                                                                            ON       VALUE     AT FY-END (#)        ($)(1)
                                                                         EXERCISE   REALIZED   EXERCISABLE/      EXERCISABLE/
                                 NAME                                      (#)        ($)      UNEXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------  --------   --------   -------------   ----------------
Roger W. Hale                                                            29,900     $183,379   136,042/133,588 784,583/646,900
Victor A. Staffieri                                                        0          N/A      110,536/45,802  837,050/221,796
R. Foster Duncan                                                           0          N/A        --/81,221        --/373,353
Stephen R. Wood                                                            0          N/A      53,407/42,799   428,596/198,672
John R. McCall                                                             0          N/A      37,651/34,733   235,255/168,195

------------------------

(1) Dollar amounts reflect market value of LG&E Energy Common Stock at year-end, minus the exercise price.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
              LONG-TERM INCENTIVE PLAN AWARDS IN 1998 FISCAL YEAR

    The following table provides information concerning awards made in 1998 to the named executive officers under the Long-Term Plan.

                                                               NUMBER     PERFORMANCE
                                                                 OF            OR           ESTIMATED FUTURE PAYOUTS UNDER
                                                               SHARES,    OTHER PERIOD        NON-STOCK PRICE BASED PLANS
                                                              UNITS OR       UNTIL              (NUMBER OF SHARES) (1)
                                                                OTHER      MATURATION    -------------------------------------
                            NAME                               RIGHTS      OR PAYOUT     THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
------------------------------------------------------------  ---------   ------------   ------------   ---------   ----------
Roger W. Hale                                                  39,244     12/31/2000       15,698        39,244       58,866
Victor A. Staffieri                                             6,728     12/31/2000        2,691         6,728       10,092
R. Foster Duncan                                                6,055     12/31/2000        2,422         6,055        9,083
Stephen R. Wood                                                 5,200     12/31/2000        2,080         5,200        7,800
John R. McCall                                                  5,102     12/31/2000        2,041         5,102        7,653

------------------------

(1) The table indicates the number of performance units that are paid 50% in stock and 50% in cash at maturation.

    Each performance unit awarded represents the right to receive an amount payable 50% in LG&E Energy Common Stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout is determined by the then-fair market value of LG&E Energy Common Stock. For awards made in 1998, the Long-Term Plan rewards executives on a three-year rolling basis dependent upon the total shareholder return for shareholders. The target for award eligibility requires that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in the Long-Term Plan Peer Group. The Committee sets a contingent award for each management level selected to participate in the Plan and such amount is the basis upon which incentive compensation is determined. Depending on the level of achievement, the participant can receive from zero to 150% of the contingent award amount. Payments made under the Long-Term Plan in 1998 are reported in the summary compensation table for the year of payout.

PENSION PLANS

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with the Company and its subsidiaries:

                            1998 PENSION PLAN TABLE

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION         15             20             25         30 OR MORE
------------     ----------     ----------     ----------     ----------
  $100,000        $47,896        $47,896        $47,896        $55,665
  $200,000        $111,896       $111,896       $111,896       $111,896
  $300,000        $175,896       $175,896       $175,896       $175,896
  $400,000        $239,896       $239,896       $239,896       $175,896
  $500,000        $303,896       $303,896       $303,896       $303,896
  $600,000        $367,896       $367,896       $367,896       $367,896
  $700,000        $431,896       $431,896       $431,896       $431,896
  $800,000        $495,896       $495,896       $495,896       $495,896
  $900,000        $559,896       $559,896       $559,896       $559,896
 $1,000,000       $623,896       $623,896       $623,896       $623,896
 $1,100,000       $687,896       $687,896       $687,896       $687,896
 $1,200,000       $751,896       $751,896       $751,896       $751,896
 $1,300,000       $815,896       $815,896       $815,896       $815,896
 $1,400,000       $879,896       $879,896       $879,896       $879,896
 $1,500,000       $943,896       $943,896       $943,896       $943,896
 $1,600,000      $1,007,896     $1,007,896     $1,007,896     $1,007,896
 $1,700,000      $1,071,896     $1,071,896     $1,071,896     $1,071,896

    A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The estimated years of service for each named executive employed by the Company at December 31, 1998 is as follows: 32 years for Mr. Hale; 1 year for Mr. Duncan; 4 years for Mr. McCall; 9 years for Mr. Wood; and 6 years for Mr. Staffieri. Benefits shown are computed as a straight life single annuity beginning at age 65.

    Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E Energy, LG&E and KU with at least one year of service with any company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E Energy, LG&E and KU. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provides for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E Energy, LG&E or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 36 months average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or nonqualified plan sponsored by LG&E Energy, LG&E or certain prior employers, and primary Social Security benefits. Under Mr. Hale's employment agreement (see below), he may elect to commence payment of his retirement benefits at age 50. If he retires prior to age 65, Mr. Hale's benefits will be reduced by factors set forth in the employment agreement.

    The estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plans upon normal retirement at age 65 and after deduction of Social Security benefits will be $712,328 for Mr. Hale; $253,136 for Mr. Duncan; $249,108 for Mr. McCall; $292,023 for Mr. Staffieri; and $241,739 for Mr. Wood.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

    On May 20, 1997, Mr. Hale entered into a new employment agreement with LG&E Energy for services to be provided to the Company and its subsidiaries, including LG&E and KU. This agreement became effective upon the May 4, 1998 consummation of the merger with KU Energy and has an initial term of five years ending on May 4, 2003. Under the agreement, Mr. Hale is entitled to an annual base salary of not less than $675,000, subject to annual review by the Compensation Committee, and to participate in the Short-Term Plan and the Long-Term Plan. Mr. Hale's agreement with LG&E Energy provides for a short-term incentive target award of not less than 60% of base salary and long-term incentive grants with a present value of not less than 110% of base salary to be delivered two-thirds in the form of performance units/shares and one-third in the form of non-qualified stock options. In addition, the agreement provides that at the Company's expense a life insurance policy in the amount of not less than $2 million shall be provided to Mr. Hale. LG&E Energy's Board of Directors may terminate the agreement at any time and, if it does so for reasons other than cause, LG&E Energy must pay Mr. Hale's base salary plus his target short-term incentive award for the remaining term of his employment contract, but not less than two years.

    During 1998, officers of LG&E Energy entered into revised change in control agreements, which agreements generally provide for the benefits described below. In the event of a change in control, all such officers of LG&E Energy shall be entitled to the following payments if, within twenty-four months after such change in control, they are terminated for reasons other than cause or disability, or their employment responsibilities are altered: (i) all accrued compensation; (ii) a severance amount equal to 2.99 times the sum of (a) his or her annual base salary and (b) his or her bonus or "target" award paid or payable pursuant to the Short-Term Plan. Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or be subject to an excise tax imposed by Section 4999 of the Code and, in the latter case, LG&E Energy will "gross up" the applicable severance payments to the executive to cover any excise taxes that may be due. The executive is entitled to receive such amounts in a lump-sum payment within thirty days of termination. A change in control encompasses certain mergers and acquisitions, changes in Board membership and acquisitions of voting securities of LG&E Energy.

    Also upon a change in control of LG&E Energy, all stock-based awards shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall immediately be paid out in cash, based upon the extent to which the performance goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever amount is higher and prorated for the executive's deemed period of service during the relevant performance period. Additionally, executives shall receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance. During 1998, Michael R. Whitley, former Vice Chairman, President and Chief Operating Officer, and Walter
Z. Berger, former Group President--Energy Marketing Division, received cash payments before tax

"gross up" of approximately $3.9 million and $1.2 million, respectively, pursuant to existing employment and change in control agreements, as applicable, in addition to the stock-based awards and other benefits described above, in connection with their departures from LG&E Energy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

    LG&E Energy has adopted procedures to assist its directors and officers in complying with Section 16(a) of the Exchange Act of 1934, which includes assisting the director or officer in preparing forms for filing. Based solely upon information provided to LG&E Energy by individual directors and officers, the Company believes that during the year ended December 31, 1998, all filing requirements have been complied with, except that a Form 4 report covering one transaction in connection with Mr. Whitley's retirement was filed late.

                             SHAREHOLDER PROPOSALS
                            FOR 2000 ANNUAL MEETING

    Any shareholder may submit a proposal for consideration at the 2000 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in the proxy statement for consideration at the 2000 Annual Meeting should forward the proposal so that it will be received at LG&E Energy's principal executive offices no later than November 28, 1999. Proposals received by that date that are proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in the 2000 proxy statement.

    Under the Company's bylaws, shareholders intending to submit a proposal in person at the Annual Meeting must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company (a) not less than 90 days prior to the meeting date or
(b) if the meeting date is not publicly announced more than 100 days prior to the meeting, by the tenth day following such announcement. Proposals not properly submitted will be considered untimely.

                                 OTHER MATTERS

    At the Annual Meeting, it is intended that the first three items set forth in the accompanying notice and described in this proxy statement will be presented. Should any other matter be properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. The Board of Directors knows of no other matters that may be presented at the meeting.

    LG&E Energy will bear the costs of printing and preparing this proxy solicitation. LG&E Energy will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of LG&E Energy or its subsidiaries, in person or by telephone. LG&E Energy and LG&E have retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to assist in the solicitations at an estimated fee of $9,000 plus reimbursement of reasonable expenses.

    ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF LG&E ENERGY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1998, BY SUBMITTING A REQUEST IN WRITING TO: JOHN R. MCCALL, SECRETARY, LG&E ENERGY CORP., P.O. BOX 32030, 220 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40232.

[LGE ENERGY LOGO]

                           -------------------------
                                ADMISSION TICKET

                               LG&E ENERGY CORP.

                         ANNUAL MEETING OF SHAREHOLDERS

                           Wednesday, April 21, 1999
                                10:00 a.m., EDT
                                Bomhard Theater
                          Kentucky Center for the Arts
                              501 West Main Street
                              Louisville, Kentucky

If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend. Please bring this Admission Ticket to the meeting with you.

THE BOTTOM PORTION OF THIS FORM IS THE PROXY CARD. Each proposal is fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box, SIGN and DATE the proxy. Then please DETACH and RETURN the completed proxy promptly in the enclosed envelope.

      TRIANGLE  DETACH HERE  TRIANGLE      TRIANGLE  DETACH HERE  TRIANGLE

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH PROPOSAL

1.         ELECTION OF DIRECTORS                          / /        I plan to attend the Annual Meeting,
           / / For    / / Withheld                                   and I will bring guest(s).
           For, except vote withheld from
           the following nominee(s):
           ----------------------------------

           Terms expiring in:

           2002: MIRA S. BALL     ANNE H. MCNAMARA
                ROGER W. HALE   FRANK V. RAMSEY, JR.
                DAVID B. LEWIS
           2001: CAROL M. GATTON
           LEE T. TODD, JR.
           2000: WILLIAM L. ROUSE, JR.
                CHARLES L. SHEARER

2.         APPROVAL OF ARTHUR ANDERSEN LLP
           AS INDEPENDENT AUDITORS

           / / For  / / Against  / / Abstain

3.         APPROVAL OF AMENDMENTS TO                      ------------------------------------------------
           OMNIBUS LONG-TERM INCENTIVE PLAN,                                     SIGNATURE
           INCLUDING AUTHORIZING THE ISSUANCE
           OF ADDITIONAL SHARES THEREUNDER                                       DATE
           / / For  / / Against  / / Abstain

1.         COMMON
           [LGE ENERGY LOGO]
                                                       PROXY
2.
3.         ------------------------------------------------
           SIGNATURE
           SIGNATURE(S) SHOULD CORRESPOND TO THE NAME(S)
           APPEARING IN THIS PROXY. IF EXECUTOR, TRUSTEE,
           GUARDIAN, ETC. PLEASE INDICATE.

                                        Complimentary parking will be available
                                        at the Riverfront PARC garage off Sixth
                                        Street. Please visit the registration
                                        table at the annual meeting for a
                       [MAP] parking voucher, which you should submit with your parking ticket to the attendant upon leaving.

      TRIANGLE  DETACH HERE  TRIANGLE      TRIANGLE  DETACH HERE  TRIANGLE

                               LG&E ENERGY CORP.

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- APRIL 21, 1999

    Roger W. Hale, Victor A. Staffieri and John R. McCall are hereby appointed as proxies, with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof, at the Annual Meeting of Shareholders of LG&E Energy Corp. to be held on April 21, 1999, and at any adjournment thereof, as directed on the reverse side hereof, and in their discretion to act upon any other matters that may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. A VOTE FOR PROPOSAL 1 INCLUDES DISCRETIONARY AUTHORITY TO CUMULATE VOTES SELECTIVELY AMONG THE NOMINEES AS TO WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

    Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.